EXHIBIT 5.1

March 10, 2026

Prelude Therapeutics Incorporated
175 Innovation Boulevard
Wilmington, Delaware 19805

Re: Prelude Therapeutics Incorporated

Registration Statement on Form S-8 Filed on March 10, 2026

Ladies and Gentlemen:

We have acted as counsel to Prelude Therapeutics Incorporated, a Delaware corporation (the “Company”), in connection with its filing of the referenced Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration under the Act of an aggregate 3,777,217 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 3,147,681 shares of Common Stock subject to issuance by the Company upon exercise or settlement of awards granted or to be granted under the Company’s 2020 Equity Incentive Plan (the “2020 EIP”) and (ii) 629,536 shares of Common Stock subject to issuance by the Company pursuant to purchase rights to acquire shares of Common Stock granted or to be granted under the Company’s 2020 Employee Stock Purchase Plan (the “ESPP” and, together with the 2020 EIP, the “Plans”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated Bylaws, (iii) the Plans, and (v) such other documents, records and other instruments as we have deemed appropriate for the purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company.

Based upon the foregoing, we are of the opinion, as of the date hereof, that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the Plans, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP